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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

     This agreement (this "AGREEMENT"), dated August 13, 1998, is entered into by

          UDC HOMES, INC., a Delaware corporation ("UDC");

          UDC HOMES CONSTRUCTION INC., an Arizona corporation ("UDC CONSTRUCTION," and together with UDC, "SELLERS");

          SHEA HOMES Limited Partnership, a California limited partnership ("SHEA," and together with Sellers the "SELLER PARTIES");

          STANDARD PACIFIC OF ARIZONA, INC., a Delaware corporation ("SP ARIZONA");

          STANDARD PACIFIC CONSTRUCTION, INC., a Delaware corporation, ("SP CONSTRUCTION," and together with SP Arizona, "BUYERS"); and

          STANDARD PACIFIC CORP., a Delaware corporation ("SPC," and together with Buyers, the "BUYER PARTIES"), in the following factual context:

     UDC conducts a home-building business with several divisions in California and Arizona. UDC has its corporate headquarters in Phoenix, Arizona and has two divisions there, the Active Adult Division and the Arizona Family Division.

     Sellers desire to sell and Buyers desire to buy certain of the assets, including real property assets, of UDC's Arizona Family Division, which constructs and sells homes at retail in the Phoenix, Arizona market. In addition, Buyers have purchased from Shea Land Holdings, an Arizona limited liability company, formerly known as DMB/AEW Land Holdings Two ("LH TWO"), and Shea will cause LH Two to sell, certain real property assets in Phoenix which were intended for the Arizona Family Division. The interests in residential subdivisions, involving individual neighborhoods or product lines at particular subdivisions being purchased by Buyers hereunder (including any properties purchased or to be purchased by Buyers pursuant to any rights to acquire property transferred hereunder) are sometimes referred to herein as the "PROJECTS." Also included in the assets sold will be a lease, sublease or license of certain portions of the headquarters facility and other intangible assets. Together, the foregoing assets, the Hired Employees (as defined in Section 8.1) and any related goodwill are sometimes referred to herein as the "BUSINESS." Sellers will retain all other assets, including all of the Active Adult Division and certain of the real property and assets of the Arizona Family Division.

     The Seller Parties desire to sell and cause LH Two to sell to Buyers, and Buyers desire to purchase from the Seller Parties and LH Two, the Purchased Properties (as herein defined). Capitalized terms are defined in Section 14.
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SECTION 1.  PURCHASE OF PROPERTY.

     1.1 SELLER PROPERTIES. At the Closing, Sellers shall sell to Buyers free and clear of all Liens (other than Permitted Exceptions), and Buyers shall purchase from Sellers, the following:

          (a) SELLER FINISHED LOTS. The parcels of land owned by Sellers, consisting of both Finished Lots and unfinished lots to be developed by Buyers, and Sellers' interest in the contracts and options to acquire such land, each as described in Schedule 1.1(a), and all improvements, related easements, licenses, entitlements and rights (the "SELLER FINISHED LOTS").

          (b) SELLER UNFINISHED LOTS. The parcels of land consisting of unfinished lots owned by Sellers as described in Schedule 1.1(b), and all improvements, related easements, licenses, entitlements and rights (the "SELLER UNFINISHED LOTS"). The Seller Unfinished Lots will be developed by Sellers into Finished Lots in accordance with Section 11.8.

          (c) ON-SITE EQUIPMENT. The owned construction trailers, model home furniture, fixtures and equipment, sales office furniture, fixtures and equipment and other on-site equipment located on, at or about the Seller Finished Lots.

          (d) REAL PROPERTY LEASES. Sellers' interest in the written leases of real property described in Schedule 1.1(d) (the "REAL PROPERTY LEASES").

          (e) JOINT VENTURE. Sellers' interest in the Joint Venture (as defined in Section 3.2) and any related agreements listed in Schedule 1.1(e) (the "JOINT VENTURE AGREEMENTS"); provided, however, that this asset shall be excluded from the Purchased Properties if the Joint Venture Agreements have not been modified in a manner reasonably satisfactory to Buyers and Sellers as provided in Section 3.2, and in all cases the assets transferred shall be exclusive of the Termination Penalty.

          (f) VEHICLE. The vehicles listed in Schedule 1.1(f) (the "LISTED VEHICLE").

          (g) HEADQUARTERS OFFICE AND OTHER EQUIPMENT. The (i) headquarters office furniture, equipment (other than leased equipment) and supplies, including office furniture, office equipment, telephones, pagers, personal computers, office supplies, leasehold improvements, and cellular telephones which were used primarily by the Hired Employees, (ii) the lobby furniture, Series 3500 Plans (which are in progress and uncompleted) and hardware and software for network and phone systems listed on Schedule 1.1(g) and (iii) such additional items of furniture, equipment and supplies as agreed to by the parties at Closing to reflect an equitable allocation of the assets.

          (h) EQUIPMENT LEASES. The lessee's interest in the leases of personal property listed in Schedule 1.1(h) (the "LISTED EQUIPMENT LEASES").

          (i) SELLER FINISHED LOT CONSTRUCTION CONTRACTS. All Construction Contracts relating to the Seller Finished Lots, whether executory or fully performed,

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     and including any Construction Contracts relating to the Closed Homes (the
     "SELLER FINISHED LOT CONSTRUCTION CONTRACTS"). The acquisition of the Seller Finished Lot Construction Contracts shall not give Buyer any ownership rights in the House Plans described in Section 11.3(a).

          (j) WARRANTY AND DEFECT CLAIMS AND RIGHTS. All claims and rights of Sellers against any party to the Seller Finished Lot Construction Contracts or Construction Contracts related to the Seller Unfinished Lots ("SELLER UNFINISHED LOT CONSTRUCTION CONTRACTS") for defective workmanship or other construction defect or under any warranty, including all rights of Sellers as named additional insureds or otherwise under any insurance policies maintained by any of the parties (other than Sellers) to the Seller Finished Lot Construction Contracts and Seller Unfinished Lot Construction Contracts, except to the extent relating to any liability of Sellers to homebuyers or others not assumed by Buyers under Section 3.1(d).

          (k) STUDIES. Sellers' interest in or rights to use engineering, architectural, landscaping, drainage, grading and other plans (other than the Home Plans), specifications and reports relating to the Seller Property (the "SELLER STUDIES") to the extent assignable by Sellers to Buyers without penalty or default; provided that any of the foregoing which are of continuing use in Sellers' business will be transferred on a non-exclusive basis and shared by the parties.

          (l) HOMEBUYER CONTRACTS. Contracts between Sellers and homebuyers for the sale of residences at the Projects, exclusive of all earnest money or option deposits provided by homebuyers (the "HOMEBUYER CONTRACTS"), all of which are listed on Schedule 1.1(l).

          (m) OTHER CONTRACTS.  Sellers' rights under the Contracts listed in
     Schedule 1.1(m) (the "LISTED OTHER CONTRACTS").

          (n) PROJECT NAMES AND PHONE NUMBERS. Sellers' rights to the subdivision and project names (other than Dove Valley, Dobson Place, Neely Commons and Cooper Commons which are licensed to Buyers under Section 11.3) and project telephone numbers for each of the Projects. Schedule 1.1(n) sets forth a list of all such project names and telephone numbers.

          (o) CUSTOMER RECORDS, BUSINESS RECORDS. All customer lists and files, trade contractor contacts, lists and files, all property files for real property comprising the Business and all books, records, data, plans, forecasts and studies relating to or arising out of the Business (other than paid invoice and other records which the parties mutually agree would be impracticable to deliver or copy and as to which Sellers need only provide Buyers with reasonable access), but not arising out of Sellers' business or projects unrelated to those comprising the Business (the "BUSINESS RECORDS"); provided, that, upon the reasonable determination by Sellers that certain Business Records contain information pertinent to both the Business and the business of Sellers or LH Two, Sellers shall deliver to Buyer copies of the original Business Records and shall retain the originals.

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          (p) PERMITS.  All rights of Sellers in or related to Permits primarily related to the Seller Finished Lots or otherwise used in the Business to the extent such rights may be lawfully transferred to Buyer.

          (q) CLAIMS, CREDITS. All claims against, and deposits, prepayments and credits with, third Persons arising out of or related to the Projects and reflected in the Schedule of Net Assets.

          (r) RETAINED LOT CONSTRUCTION CONTRACTS. All Construction Contracts relating to the Retained Lots, whether executory or fully performed (THE "RETAINED LOT CONSTRUCTION CONTRACTS").

          (s) RIGHTS TO ACQUIRE PROPERTY. The rights to acquire, and Sellers' interest in any Contracts to acquire (whether existing at the date hereof or at the Closing), title to the real property described in Schedule 1.1(s) prior to, on or after the Closing Date, including, in the case of any rights exercised prior to the Closing, the properties so acquired ("RIGHTS TO ACQUIRE PROPERTY").

All of the property in Section 1.1(a) through 1.1(s) shall be collectively referred to as the "SELLER PROPERTY."

          1.2 LH TWO PROPERTY. At the Closing, Sellers shall cause LH Two to sell to Buyers free and clear of all Liens (other than Permitted Exceptions), and Buyers shall purchase from LH Two, the following:

          (a) LH TWO UNFINISHED LOTS. The parcels of land consisting of unfinished lots owned by LH Two as described in Schedule 1.2(a), and all improvements, related easements, licenses entitlements and rights (the "LH TWO UNFINISHED LOTS"). The LH Two Unfinished Lots will be developed by Sellers into finished lots in accordance with Section 11.7.

          (b) WARRANTY AND DEFECT CLAIMS AND RIGHTS. All claims and rights of LH Two against any party to any Construction Contract relating to the LH Two Unfinished Lots ("LH TWO CONSTRUCTION CONTRACTS") for defective workmanship or other construction defect or under any warranty, including all rights of LH Two as a named additional insured or otherwise under any insurance policies maintained by any of the parties (other than LH Two) to the LH Two Construction Contracts, except to the extent relating to any liability of Sellers to homebuyers or others not assumed by Buyers under
     Section 3.1(d).

          (c) STUDIES. LH Two's interest in or right to use engineering, architectural, landscaping, drainage, grading and other plans (other than the House Plans), specifications and reports relating to the LH Two Unfinished Lots (the "LH TWO STUDIES") to the extent assignable by LH Two to Buyers without penalty or default; provided that any of the foregoing which are of continuing use in the Sellers' business will be transferred on a non-exclusive basis and shared by the parties.

          (d) CUSTOMER RECORDS, BUSINESS RECORDS. All customer lists and files, trade contractor contacts, lists and files, all property files for real property comprising

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     the LH Two Unfinished Lots and all books, records, data, plans, forecasts and studies relating to or arising out of the LH Two Unfinished Lots (other than paid invoice records as to which LH Two need only provide Buyers with reasonable access), but not arising out of Sellers' business or projects unrelated to those comprising the LH Two Unfinished Lots (the "LH TWO BUSINESS RECORDS"); provided, that, upon the reasonable determination by Sellers that certain Business Records contain information pertinent to both the LH Two Unfinished Lots and the business of LH Two, Sellers shall deliver to Buyer copies of the original LH Two Business Records and shall retain the originals.

          (e) CLAIMS, CREDITS. All claims against, and deposits, prepayments and credits with, third Persons (not employees) arising out of or related to the LH Two Unfinished Lots and reflected in the Schedule of Net Assets.

          (f) SELECTED LH TWO CONSTRUCTION CONTRACTS. All LH Two Construction Contracts related to the construction of homes on Finished Lots (as opposed to the development of parcels into Finished Lots).

All of the property in Section 1.2(a) through 1.2(f) shall be collectively referred to as the "LH TWO PROPERTY." Subject to the exclusion of the Excluded Property, the Properties set forth in Sections 1.1 and 1.2 are called the "PURCHASED PROPERTIES."

     1.3 EXCLUDED PROPERTY. Anything in Sections 1.1 and 1.2 notwithstanding, the Purchased Properties shall not include any of the following (the "EXCLUDED PROPERTY"):

          (a) TAX ITEMS. Any prepayment, refund, claim, offset or other right of Seller related to or arising out of Taxes.

          (b) BANK ACCOUNTS, CASH. Any balances in any bank account, or any cash on hand.

          (c) PERMIT CREDIT ACCOUNT. The $300,000 credit account maintained with the City of Chandler, Arizona for the immediate issuance of building and other permits.

          (d) NONTRANSFERABLE PERMITS. Any Permit the transfer of which would violate applicable law; provided, however, that any such Permit shall be held by Sellers, to the extent practicable, for the use and benefit of Buyers, and Sellers shall use commercially reasonable efforts to make the benefit of such Permits, to the extent applicable to the Business, available to Buyers, with the goal that Buyers will be in substantially the same economic position as if such Permits had been transferred to Buyers at the Closing; provided, further, that in the event of the foregoing circumstances, Buyers shall use commercially reasonable efforts to promptly obtain the applicable Permits in Buyers' own names.

          (e) GOODWILL, TRADE NAME, TRADE SECRETS, TRADEMARKS, ETC. The goodwill of the Arizona Family Division (other than the goodwill related to the Business, which goodwill is being acquired by Buyers hereunder), the name "UDC Homes" and all other trade names related to the Business or the Projects (other than

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     the subdivision and project names transferred pursuant to Section 1.1), all title and interest in and to all trade secrets, all trademarks and service marks including registration rights arising under common law, state law and federal law, all existing telephone numbers (other than project telephone numbers), telephone listings and post office boxes of Sellers, and, except as specifically licensed in Section 11.3, all logos, designs and promotional materials used or formerly used in the Business.

          (f) COMPUTER SOFTWARE. The personal computers included in the office equipment transferred to Buyers shall not include any rights to software. Except as otherwise provided in Section 11.2, in the event that Buyers desire to use any of the software products previously used by Sellers, Buyers agree to contact the appropriate software vendors to obtain licenses at Buyers' cost to use such software.

          (g) TELEPHONE, PAGER & INTERNET SERVICES. The telephones, cellular telephones, pagers, and personal computers constituting a part of the Purchased Properties shall not include any telephone, cellular or internet service. Buyers agree to acquire all necessary service in their own name.

          (h) [INTENTIONALLY LEFT BLANK]

          (i) AGREEMENT RIGHTS. All rights and claims of Sellers under this Agreement and the Contracts to be entered into between any of the Seller Parties and Buyer Parties pursuant this Agreement.

          (j) RETAINED LOTS. Sellers shall retain 119 lots in the subdivision known as Dobson Village within the master-planned community known as Dobson Place which are identified on Schedule 1.3(j) (together with Parcel 1 which has been sold to Engel, the "RETAINED LOTS"). The Retained Lots will be developed by Buyers into Finished Lots in accordance with Section 11.8.

          (k) WARRANTY DEFECT CLAIMS AND RIGHTS. All claims and rights of Sellers against any party to any Retained Lot Construction Contract relating to the Retained Lots for defective workmanship or other construction defect or under any warranty, including any rights of Sellers as a named additional insured or otherwise under any insurance policies maintained by any of the parties (other than Sellers) to the Retained Lot Construction Contracts, except to the extent relating to any liability of Buyers to homebuyers or others assumed by Buyers under Section 3.1(d).

          (l) RIGHTS OF FIRST REFUSAL. All rights of first refusal, rights of first offer, rights of first negotiation and all similar rights of Sellers in connection with any Purchased Property which are specifically listed on
     Schedule 1.3(l).

          (m) EXCLUDED DIVISIONS. The properties and business of UDC's Active Adult Division and California Divisions.

          (n) NONTRANSFERABLE STUDIES. Any plans (other than the House Plans which shall be governed by the provisions of Section 11.3), specifications and reports (which would otherwise be included in the definition of Seller Studies in Section 1.1(k) or LH Two Studies as defined in Section 1.2(c)) the transfer of which

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     would subject Sellers to penalty or default under any Contract (the
     "NONTRANSFERABLE STUDIES"); provided, however, that any such Nontransferable Study shall be held by Sellers, to the extent practicable, for the use and benefit of Buyers, and Sellers shall use commercially reasonable best efforts to obtain the consent of all applicable Persons to permit such assignment and otherwise make the benefit of such Nontransferable Studies, to the extent applicable to the Business, available to Buyers.

SECTION 2.  PURCHASE PRICE.

     2.1 SELLER PURCHASE PRICE. In consideration of the sale of the Seller Property, Buyers agree to pay Sellers, subject to adjustment pursuant to Section 2.4, the sum of:

          (a) the Adjusted Book Value as of June 30, 1998 of the Seller Finished Lots as set forth on the Schedule of Net Assets (as defined in Section 5.1(f)), plus all amounts expended by Sellers on the development or construction or otherwise for the benefit of the Seller Finished Lots from and after July 1, 1998 to the Closing Date (including, for the period from July 1, 1998 through the Closing Date, (i) sales and marketing, interest, tax and warranty expense, (ii) a 5.4% S,G&A overhead allocation based on revenues, and (iii) a 2.25% allocation of indirect construction costs based on revenues), minus all amounts paid or to be paid to Sellers from and after July 1, 1998 in connection with the sale of any of the Seller Finished Lots; plus

          (b) Sellers' good faith estimate of the All-in Finished Lot Cost of the Seller Unfinished Lots (plus interest from July 1, 1998 through the Closing Date); plus

          (c) $100,000 representing the agreed value for the Assets listed on
     Schedule 1.1(g); plus

          (d) The Adjusted Book Value as of June 30, 1998 of the claims and credits referenced in Section 1.1(q) as set forth on the Schedule of Net Assets; plus

          (e) $203,333 representing that portion of the stay-on bonus obligations of Sellers to Kathy Wade under the Stay-on Bonus Program paid to date; plus

          (f) all amounts advanced by Sellers or Shea (other than amounts previously reimbursed) in connection with the acquisition by Sellers of the Rights to Acquire Property, including any amounts advanced by Sellers or Shea to purchase properties prior to the Closing pursuant to the terms of the Rights to Acquire Property; plus

          (g)  $12,000,000 in cash; minus

          (h) Buyers' good faith estimate of the Cost to Complete the Retained Lots.

     2.2 LH TWO PURCHASE PRICE. In consideration of the sale of the LH Two Property, Buyers agree to pay LH Two the sum of:

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          (a) that portion of the purchase price (including all closing costs, commissions and other related out-of-pocket costs (including professional fees of Salomon Smith Barney), but excluding attorneys and other professional fees related to Shea's acquisition of LH Two) paid by Shea to acquire LH Two that are reasonably allocable to the LH Two Unfinished Lots; plus

          (b) Sellers' good faith estimate of the All-in Finished Lot Cost of the LH Two Unfinished Lots (exclusive of the amounts referenced in 2.2(a)) (plus interest from July 1, 1998 through the Closing Date); plus

          (c) The Adjusted Book Value as June 30, 1998 of the claims and credits referenced in Section 1.2(f) as set forth on the Schedule of Net Assets.

     2.3 DEPOSIT, LIQUIDATED DAMAGES. Upon the execution of this Agreement, Buyers shall deliver to Sellers a cash deposit in the amount $2,000,000 (the "DEPOSIT"). The Deposit shall bear interest at the rate of 10% per annum until the Closing. At the Closing, the Deposit plus any accrued interest thereon shall be credited against the amounts described in Sections 2.1 and 2.2 (collectively, the "PURCHASE PRICE"). If this Agreement is terminated for reasons other than a default by Buyers, the Deposit plus accrued interest shall be returned to Buyers; provided, however, that if the Agreement is terminated because of SPC's failure to obtain the consent of its senior lenders to its revolving credit facility by no later than August 21,1998, then Sellers shall be entitled to retain $500,000 of the Deposit and the remainder of the Deposit will be promptly returned to Buyers. IF THE SALE IS NOT CONSUMMATED AS A RESULT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYERS, THE DEPOSIT AND ACCRUED INTEREST SHALL BE RETAINED BY SELLERS AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT SELLERS' ACTUAL DAMAGES, IN THE EVENT OF A FAILURE OF BUYERS TO CLOSE THE PURCHASE OF THE PURCHASED PROPERTIES, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT PLUS ACCRUED INTEREST HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLERS' DAMAGES AND AS SELLERS' EXCLUSIVE REMEDY AGAINST BUYERS, AT LAW OR IN EQUITY, IN THE EVENT THE SALE OF THE PURCHASED PROPERTIES IS NOT CONSUMMATED AS A RESULT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYERS.

               INITIALS:  SELLERS ___________  BUYERS ______

     2.4  TRUE UP OF PURCHASE PRICE.

          (a) Within 45 days after the Closing Date, Sellers shall propose, in reasonable detail and together with supporting documentation, adjustments to the Purchase Price based upon the actual amounts expended by and paid to Sellers in connection with the matters referenced in Section 2.1(a).
     Buyers shall have 30 business days to object in writing, stating objections to the proposed adjustments in reasonable detail, and if Buyers fail to timely object, the determination shall be conclusive.

          (b) As to the Seller Unfinished Lots and LH Two Unfinished Lots, Sellers shall propose, in reasonable detail and together with supporting documentation, adjustments to the Purchase Price based upon the actual All-in Finished Lot Costs

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     within 60 days of completion of the last Finished Lot in the applicable
     Project. Buyers shall have 30 days to object in writing, stating objections to the proposed adjustments in reasonable detail, and if Buyers fail to timely object, the determination shall be conclusive.

          (c) As to the Retained Lots, Buyers shall propose, in reasonable detail together with supporting documentation, adjustments to the Purchase Price based upon the actual Cost to Complete of the Retained Lots within 60 days of completion of the last Finished Lot in the Project. Sellers shall have 30 days to object in writing, stating objections to the proposed adjustments in reasonable detail, and if Sellers fail to timely object, the determination shall be conclusive.

          (d) The Sellers and Buyers shall each provide the other and the other's accountants and attorneys with access to all work papers, documents, receipts, invoices and other materials during regular business hours as may be necessary or reasonably requested by such party in its review of foregoing proposed adjustments. The adjustments to the Purchase Price made pursuant to this Section 2.4 shall be referred to as the "TRUE UP."

          (e) All Closing Date True Up calculations shall be as of the close of business on the Closing Date.

     2.5 RESOLUTION OF TRUE UP DISPUTES. In the event either Buyers or Sellers have delivered a timely written objection to a proposed True Up adjustment (or the making of no adjustment) and the parties are unable to agree upon a resolution, the questions shall be submitted to and arbitrated by an independent certified public accounting firm of national standing (the "INDEPENDENT ACCOUNTANT") mutually selected by the Sellers accountants and the Buyers accountants, respectively. In making its determination, the Independent Accountant shall be entitled to interview the parties and examine the work papers and underlying financial records. The Independent Accountant shall act promptly, and the Independent Accountant's decision shall be final and binding upon the parties hereto and shall not be subject to appeal. The fees and expenses of the Independent Accountant shall be paid equally by Sellers and Buyers.

SECTION 3.  ASSUMPTION OF LIABILITIES.

     3.1 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, at the Closing, Buyers shall deliver an instrument of assumption pursuant to which they will assume the claims, liabilities and obligations (the "ASSUMED LIABILITIES"):

          (a) accrued on the Schedule of Net Assets or arising after the Closing, in each case under the contracts or options to acquire the property comprising a portion or all of the Seller Finished Lots, the Real Property Leases, Seller's interest in the Joint Venture (but only if the Joint Venture Agreements have been modified in a manner reasonably satisfactory to Buyers and Sellers as provided in Section 3.2 and in all cases exclusive of the Termination Penalty), the Equipment Leases, the Seller Finished Lot Construction Contracts, the Homebuyer Contracts, the Listed Other Contracts, the Rights to Acquire Property and the Transferred LH Two Construction Contracts referenced in Section 1.2(g);

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

          (b) all remaining stay on bonus obligations of Sellers to Kathy Wade under the Stay On Bonus Program (exclusive of any annual bonus referred to therein), as reflected in the June 12, 1998 letter from Seller to Kathy Wade;

          (c) any obligation to pay a bonus to former employees of Sellers hired by Buyers for the period they worked for Sellers through the Closing Date (which amount shall be reflected as an adjustment in the Schedule of Net Assets); provided, however, that in no event shall Buyers be deemed to assume or continue the employment relationship between such employees and Sellers; and

          (d) for the Projects or lots listed on Schedule 3.1(d), (i) all warranty obligations to governmental or quasi-governmental entities or utility or other service providers, (ii) all agreements with homebuyers or warranty claims, (iii) all liabilities to homebuyers and their successors for defective design or construction, (iv) injuries to person or property arising out of negligent design or construction, or (v) any other claims under any legal theory related to the design or construction of the Project from its inception.

     3.2 UDC MORTGAGE JOINT VENTURE. UDC and Norwest Ventures, Inc. ("NORWEST") have established a joint venture pursuant to a joint venture agreement dated December 4, 1996 (the "JOINT VENTURE"). Buyers will assume UDC's interest in the Joint Venture and obligations accruing after the Closing Date under the Joint Venture Agreements, provided that the Joint Venture Agreements are modified in a manner reasonably satisfactory to Buyers to reflect that the Joint Venture will be limited to Buyers', SPC's and their affiliates Phoenix and Texas single family home-building operations (i.e., single family homes sold in these markets) and that Buyers, SPC and their affiliates shall be permitted to operate an in-house mortgage bank for their other divisions, and provided further that Norwest consents to such modification and assignment and assumption. Buyers' assumption of Joint Venture Agreement obligations accruing after the Closing Date shall not include any termination penalties to which UDC is subject (the "TERMINATION PENALTY"), which shall remain the sole responsibility and obligation of UDC. Sellers and Shea also agree that the Joint Venture's Closing Date backlog of mortgage loans will remain with the Joint Venture following the Closing.

     3.3 INSURANCE. In partial consideration of Buyers' assumption of the warranty obligations and construction defect liabilities referenced in Section 3.1(d), Sellers and Shea shall use their commercially reasonable best efforts to cause the Buyer Parties to be named as additional insureds (in form reasonably acceptable to the Buyer Parties with applicable deductibles to be paid by the Buyer Parties) at the Closing. In the event that Sellers' assignment of rights as an additional insured under Sections 1.1(j) and 1.2(b) is invalid or ineffective for any reason, Sellers and Shea shall use their commercially reasonable best efforts to afford the benefits of such insurance rights to the Buyer Parties with respect to the obligations assumed under Section 3.1(d).

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

     3.4 EXCLUDED LIABILITIES. Buyers are not assuming any claim, liability or obligation (the "EXCLUDED LIABILITIES"):

          (a) relating to any indebtedness of Sellers, whether for borrowed money or the deferred purchase price of Property or services, or any guarantee of borrowed money issued by Sellers;

          (b) arising out of or relating to any Taxes arising out of the operation of the Business through the Closing;

          (c) the Termination Penalty under the Joint Venture Agreements; and

          (d) any other claim, liability or obligation of Sellers, including those arising out of the pre-Closing operations of the Business, not specifically referred to in Section 3.1.

SECTION 4.  CLOSING.

     The consummation of the purchase and sale contemplated by this Agreement (the "CLOSING") will be at 10:00 am Pacific Daylight Saving Time on August 31, 1998 at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614, unless all of the conditions to the Closing set forth in
Section 9 have not been satisfied or waived by the party or parties entitled to waive the same, in which event the Closing shall occur on the date three days after all such conditions have been so satisfied or waived, or unless a different time, date or place is agreed to in writing by the parties. Hereinafter, such date is referred to as the "CLOSING DATE."

     4.1 SELLER'S PRO FORMA PURCHASE PRICE. Schedule 4.1 sets forth Sellers' good faith estimate and calculation (as of the date of this Agreement) of the Purchase Price to be paid at Closing. Prior to the Closing, Sellers shall perform updated estimates of the Purchase Price and shall discuss those estimates with Buyers. Buyers shall perform updated estimates of the Cost to Complete the Retained Lots and shall discuss those estimates with Sellers. Following these discussions and not later than August 21, 1998, Sellers shall provide Buyers with Sellers' final updated estimate and calculation of the Purchase Price to be paid at the Closing, which, absent bad faith, shall be the Purchase Price to be paid at the Closing, subject to the True Up.

     4.2  SELLERS' DELIVERIES.  At the Closing, Sellers will deliver to Buyers:

          (a) duly completed, recordable deeds, duly executed assignment and assumption agreements and duly completed bills of sale, each in form and substance reasonably satisfactory to Buyers, transferring the Purchased Properties to Buyers;

          (b) a certificate of title for the Listed Vehicle;

          (c) the closing certificate referred to in Section 9.1(c);

          (d) an opinion of McCutchen, Doyle, Brown & Enersen, LLP dated the Closing Date, substantially in the form of Exhibit A hereto; and

          (e) any other instruments of transfer and assignment of the Purchased Properties that Buyers may reasonably request to vest in Buyers the interests in the Purchased Properties being conveyed at the Closing in accordance with the terms of this Agreement.

     4.3 LH TWO'S DELIVERIES. At the Closing, Sellers will cause LH Two to deliver to Buyers:

          (a) duly completed, recordable deeds, duly executed assignment and assumption agreements and duly completed bills of sale, each in form and substance reasonably satisfactory to Buyers, transferring the LH Two Properties to Buyers; and

          (b) any other instruments of transfer and assignment of the Purchased Properties that Buyers may reasonably request to vest in Buyers the interests in the Purchased Properties being conveyed at the Closing in accordance with the terms of this Agreement.

     4.4  BUYERS' DELIVERIES.  At the Closing, Buyers will deliver to Sellers:

          (a)  the Purchase Price;

          (b) the closing certificate referred to in Section 9.2(c);

          (c) duly executed assignment and assumption agreements; and

          (d) an opinion of Gibson, Dunn & Crutcher LLP dated the Closing Date, substantially in the form of Exhibit B hereto.

     4.5 TITLE. As soon as practicable following the execution of this Agreement but in no event later than August 14, 1998, Sellers shall cause First American Title Insurance Company (the "TITLE COMPANY") to provide to Buyers a current preliminary title report with respect to each Project, together with legible copies of all Schedule B items shown thereon (collectively, the "TITLE REPORTS"). Buyers shall have the period from the date hereof through the date seven days following delivery of the last Title Report delivered to Buyers (the "REVIEW PERIOD") to examine the Title Reports. Buyers shall give a written notice to Sellers (the "TITLE NOTICE") before the end of the Review Period, either stating that Buyers have approved the matters disclosed in the Title Reports or identifying those matters in the Title Reports which Buyers find objectionable (the "OBJECTIONABLE MATTERS"). If Buyers fail to give a timely Title Notice, they shall be deemed to have given a Title Notice on the last day of the Review Period stating that all matters set forth in the Title Reports are Permitted Exceptions. Sellers may elect to attempt to cure or remove any Objectionable Matter by giving Buyers notice of such election within two (2) Business Days following the Title Notice, but shall be under no obligation to do so (except with respect to liens securing the obligation to repay borrowed money). If Sellers deliver a notice electing to cure or remove each Objectionable Matter on or before the second Business Day following the Title Notice

(whether or not Sellers shall have made a timely election to attempt to cure), then Sellers shall be deemed to have covenanted to Buyers to remove each Objectionable Matter on or prior to the Closing Date. If Sellers fail to deliver a notice electing to cure or remove each Objectionable Matter on or before the second Business Day following the Title Notice, then Sellers shall be deemed to have elected to refuse to cure such Objectionable Matters. In the event Sellers elect not to cure such Objectionable Matters, or elect to cure such Objectionable Matters and fail or refuse to cure said Objectionable Matters, Buyers shall have the option, which must be exercised on the earlier to occur of (i) five (5) days after Buyers receipt of Sellers response or deemed response, or (ii) the Closing, (a) to waive Buyers objections and purchase the Projects as otherwise contemplated in this Agreement, notwithstanding such Objectionable Matters, in which event the Objectionable Matters shall be deemed to be Permitted Exceptions; provided, however, that Sellers shall remain obligated to remove all monetary encumbrances (including without limitation liens securing the obligation to repay borrowed money) affecting any Project or any portion thereof prior to Closing, and Sellers agree that no monetary encumbrances (including without limitation liens securing the obligation to repay borrowed money) shall be deemed to be Permitted Exceptions, or (b) to terminate this Agreement by written notice to Sellers, whereupon any and all rights and obligations of Buyers and Sellers hereunder shall terminate (other than any such obligations which, by their express terms, survive any termination of this Agreement) and Sellers shall immediately deliver to Buyers the Deposit, together with interest thereon. As used herein, "PERMITTED EXCEPTIONS" shall mean exceptions to title approved in writing by Buyers or deemed approved by Buyers pursuant to this Section 4.5. At the Closing, the Title Company shall deliver to Buyers an ALTA Extended Owners Policy of Title Insurance (Form B, Revised 10/17/92), with a creditor's rights endorsement in the amount of the Purchase Price, insuring fee simple title to the Property in Buyers, subject only to a lien for real property taxes and assessments not yet delinquent and the Permitted Exceptions. All title insurance premiums for standard coverage shall be borne by Sellers and any additional title insurance premiums for extended coverage shall be borne by Buyers.

     4.6  SALES AND TRANSFER TAXES, PRORATIONS.  Except as otherwise provided in
Section 4.7, all third-party escrow fees and title transfer closing costs shall be split equally between Sellers and Buyers. All ad valorem real property taxes and other similar taxes and assessments with respect to the LH Two Unfinished Lots and Seller Unfinished Lots shall be prorated between Sellers and Buyers based on the percentage of days in the applicable period before and after the Closing Date. All ad valorem real property taxes and other similar taxes and assessments with respect to any of the Seller Finished Lots shall be reflected in the Adjusted Book Value of such properties on the Schedule of Net Assets and no proration is required. Except as otherwise provided in Section 4.7, any sales taxes or transfer taxes relating to the transactions contemplated by this Agreement shall be paid by Buyers.

     4.7  STATE TRANSACTION PRIVILEGE TAX/LOCAL SPECULATIVE BUILDER TAX.
Sellers acknowledge and agree that they shall be liable for and agree to pay the state transaction privilege taxes due in connection with the construction of improvements and residences within the Seller Finished Lots prior to the Closing Date and with respect to the Seller Unfinished Lots and LH Two Unfinished Lots as and when such are due. All state transaction privilege tax obligations paid by Seller shall be included in the Adjusted Book Value on Schedule 4.1. Buyers acknowledge and agree that they are acquiring the Seller

Finished Lots, Seller Unfinished Lots and LH Two Unfinished Lots for resale to homebuyers, and as such, SP Arizona is liable for and agrees to pay the municipality in which any improved property is located any local speculative builder taxes under the Model City Tax Code (Section 416(b)(4)(B)) or any similar state tax upon the sale of such property to a retail purchaser. Furthermore, SP Arizona shall execute, acknowledge and deliver to Sellers on the Closing Date the written declaration in the form of Exhibit C attached hereto (the "SPECULATIVE BUILDER RESALE DECLARATION").

     4.8 ALLOCATION OF PURCHASE PRICE. Not later than 120 days after the Closing, Buyers shall provide to Sellers copies of Internal Revenue Service Form 8594 and any required exhibits thereto with Buyers' proposed allocation of the Purchase Price among the Purchased Properties. Such allocation shall be based on the fair market value of each asset at Closing and otherwise in a manner consistent with Section 1060 of the Internal Revenue Code (the "CODE") and the regulations thereunder. Within 30 days after the receipt of such Form 8594, Sellers shall propose to Buyers any changes to such Form 8594 or shall indicate their concurrence therewith. The failure by Sellers to propose any changes within such 30 days shall be deemed to be an indication of Sellers' concurrence with such form as proposed by Buyers. Buyers and Sellers shall endeavor in good faith to resolve any differences with respect to the items on Form 8594. Notwithstanding the foregoing, if Buyers and Sellers are unable to resolve such differences, Buyers and Sellers shall, subject to the requirements of any applicable tax law or election, file all tax returns in a manner consistent with such Form 8594 except with respect to any items that are the subject of such differences.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER.

     Sellers represent and warrant to Buyers that, except as expressly stated in the Schedule corresponding to the applicable subsection of this Section 5:

     5.1  TRANSACTION REPRESENTATIONS AND WARRANTIES.

          (a) ORGANIZATION; GOOD STANDING. Each of the Sellers and Shea is a corporation or limited partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite corporate or partnership power and authority to own, lease and operate its Properties and to conduct its business (including the Business in the case of the Sellers) as currently conducted. Each of the Sellers is qualified to do business in all jurisdictions where such qualification is required, except where the failure to so qualify will not have a material adverse effect on the Purchased Properties or the Business.

          (b) AUTHORITY. Each of the Sellers and Shea has all requisite power and authority under applicable corporate or partnership law to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or partnership action on the part of the Sellers and Shea, and no other approval on the part of the Sellers or Shea is necessary under applicable corporate or partnership law for the execution, delivery and performance of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Sellers and Shea, enforceable against each of them in accordance with its terms.

          (c) UDC JOINT VENTURE. UDC owns its interest in the Joint Venture free and clear of any Liens. UDC has performed all obligations required to be performed by it under the Joint Venture Agreements and is not in default under any such agreement, and (other than the transactions contemplated by this Agreement) no event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default by UDC or, to the knowledge of Sellers, by any other party to such agreement.

          (d) NO CONFLICTS. Except as listed in Schedule 5.1(d), the execution and delivery of this Agreement by Sellers and Shea and the consummation of the transactions contemplated hereby do not and will not: (a) require Sellers or Shea to file any notice with or obtain any consent, approval, authorization or exemption from any governmental agency or private Person (other than consents required in the ordinary course of business in connection with bonds, agreements regarding development, marketing fee agreements, profit sharing agreements and similar agreements affecting the development, use, maintenance, marketing and sale of the Projects and for which: (i) the other party is a government entity; or (ii) the agreement requiring consent is an equipment lease; or (iii) the agreement requiring consent is project covenants, conditions and restrictions; or (iv) consent to the transaction may not be unreasonably withheld or for which a reasonability standard would be implied by law); (b) violate any applicable Legal Requirement; or (c) constitute a default or breach under any Contract to which Sellers or Shea is a party or by which Sellers or Shea or any of the Purchased Properties are bound (other than as a result of failure to obtain a consent referenced in the parenthetical included in clause (a) above).

          (e) EMPLOYEES, EMPLOYEE PLANS. No employees of Sellers are represented by any union or other bargaining representative, and there has been no union organizing activity at any location of Sellers within the past three (3) years. Sellers have given their employees any necessary notice under the Workers Adjustment, Retraining and Notification Act, as amended. Except as provided in Sections 3.1(b) and (d), none of the employee benefit plans of Sellers give rise to any benefits on account of any employment by Buyers or create any obligations of Buyers, and no such benefits or obligations exist or arise under applicable law. None of the employees of Sellers participate in a multi-employer plan or a multiple employer plan.

          (f)  SCHEDULE OF NET ASSETS.

               (i) Included as part of Schedule 4.1 is an unaudited Schedule of Net Assets of the Business as of June 30, 1998 (the "SCHEDULE OF NET ASSETS") giving effect to and reflecting all of the Purchased Properties, Assumed Liabilities and adjustments which are to be acquired or assumed by Buyers at the Closing. The asset and liability values set forth on the Schedule of Net Assets reflect the book value of such assets and liabilities on UDC's books and records, such books and records being prepared in accordance with generally accepted accounting principles ("GAAP") in a manner consistent with past practice.

               (ii) Since June 30, 1998 there has been no damage, destruction or casualty loss, whether or not covered by insurance, which could materially and adversely impact the business, assets, financial condition, results of operations or prospects of the Business.

          (g) ASSIGNED CONTRACTS. To the knowledge of Sellers, each of the Rights to Acquire Property and Contracts being assigned to and assumed by Buyer pursuant to Sections 1.1 and 1.2 of this Agreement (the "ASSIGNED CONTRACTS") is in full force and effect and constitutes a legal, valid and binding obligation of each person that is a party thereto. To the knowledge of Sellers, there are no material breaches or defaults under any Assigned Contract, and no event has occurred which with the passage of time of the giving of notice or both would constitute a material breach or default by any party thereto, except for breaches and defaults which would not in the aggregate have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Business.

          (h) COMPLETENESS. Neither this Agreement nor any Schedule hereto provided to Buyers contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which they were made. Neither Sellers nor Shea knows of any facts which are not disclosed herein and which are reasonably likely to cause a material adverse impact on the Business or on any of the Purchased Properties.

     5.2  PROPERTY REPRESENTATIONS AND WARRANTIES.


          (a) PERMITS. Sellers hold all permits, licenses, variances, exemptions, consents, certificates, orders and approvals from any United States (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency or commission ("GOVERNMENTAL ENTITY") necessary for the operation of the Business as it is now being conducted (collectively, the "SELLER PERMITS"), except where the failure to hold such Seller Permits has not had and is not reasonably likely to have a Business Material Adverse Effect. Sellers are in compliance with the terms of the Seller Permits, except where the failure to so comply has not had and is not reasonably likely to have a Business Material Adverse Effect.

          (b) ABSENCE OF LITIGATION. Schedule 5.2(b) lists each (i) claim, action, suit, proceeding, investigation or internal complaint or grievance pending or, to the knowledge of Sellers, threatened against Sellers relating to the Business or any of the Purchased Properties before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and (ii) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or settlement agreement in a proceeding to which either Seller or any of the Purchased Properties was or is a party, none of which have had or are reasonably likely to have a Business Material Adverse Effect or could reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

          (c) REAL PROPERTY. Except as set forth on Schedule 5.2(c), Sellers and LH Two have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used) title in fee simple to the real property constituting the Seller Property and LH Two Property, respectively, free and clear of all Liens, except Liens for Taxes not yet due and such Liens as do not materially interfere with the present use by Sellers or materially affect the value or marketing of the property affected thereby. Neither Seller has given, nor has it received, any notice that a breach or an event of default exists, and to the knowledge of Sellers, no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by Sellers, or any other person with respect to any agreements, options, arrangements, contracts, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies and other documents granting to Sellers title to or an interest in or otherwise affecting the real property that is material to the operation of the Business, as presently conducted or intended to be conducted, except for such breach or event of default that has not had and is not reasonably likely to have a Business Material Adverse Effect. No condemnation, eminent domain or similar proceeding exists, is pending or, to the knowledge of Sellers, is threatened with respect to, or that could affect, any real property owned or leased by Sellers or LH Two that has had or is reasonably likely to have a Business Material Adverse Effect. There is no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium or other action by a Governmental Entity, or to the knowledge of Sellers formally proposed by a Governmental Entity, that has or would have the effect of restricting the conduct of the Business as currently conducted or intended to be conducted, except for any such restriction that has not had and is not reasonably likely to have a Business Material Adverse Effect. No developer-related charges or assessments currently due and payable to any public authority or any other person for public improvements or otherwise made against any Seller Property or LH Two Property are unpaid, except for any such charge or assessment that has not had and is not reasonably likely to have a Business Material Adverse Effect. The developed real property constituting a part of the Purchased Properties has access to streets, and is serviced, in all material respects, by all utilities and other services, as is necessary to construct homes on such property, and such utilities and other services are adequate for the current and intended use of such property. The undeveloped real property constituting a part of the Purchased Properties has or is expected to have access to streets, and such real property is or will be serviced, in all material respects, by all utilities and other services, at the time such access or service is required for such use. All leases pursuant to which the Sellers leases from others material amounts of real or personal property used in the Business are in good standing, valid and effective in accordance with their respective terms and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such defaults or events of default has not had and is not reasonably likely to have a Business Material Adverse Effect.

          (d) ENVIRONMENTAL MATTERS. (i) Schedule 5.2(d) lists all governmental or third party claims, investigations, litigations, administrative proceedings or orders relating to any Hazardous Substances pursuant to any Environmental Law (collectively, "ENVIRONMENTAL CLAIMS") asserted against either Seller, or, to Sellers' knowledge, relating to any of the real property constituting a part of the Purchased Properties, and none of such claims, investigations, litigations, administrative proceedings or orders have had or are reasonably likely to have a Business Material Adverse Effect; (ii) to Sellers' knowledge, neither Seller has caused or permitted any Hazardous Substance to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which is reasonably likely to form the basis for a material Environmental Claim against Sellers relating to the Business or the Purchased Properties; (iii) neither Seller has assumed by agreement any liability of any person for cleanup, compliance or required capital expenditures for any Environmental Claim; (iv) Sellers are in material compliance with all applicable Environmental Laws relating to the Business or the Purchased Properties; (v) no properties currently, or to the knowledge of Sellers, previously owned or operated by Sellers and relating to the Business are listed or formally proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation Act of 1980, as amended, or any comparable list under any other Environmental Law; (vi) to the knowledge of Sellers, none of the properties now owned or operated by Sellers and constituting a part of the Purchased Properties contains any underground storage tanks, PCB contamination, impoundment, landfill or friable asbestos containing material; (vii) neither Seller has received any written notice, demand, letter, claim or request for information alleging that either may be in violation of or liable under any Environmental Law; and (viii) neither Seller is a party to any orders, decrees, judgments, injunctions or agreements with any Governmental Entity which impose obligations under any Environmental Law with respect to the Business or any of the Purchased Properties and neither of them is conducting any remediation of Hazardous Substances at any location relating in any manner to the Business.

          As used herein, "Environmental Law" means any federal state, local or foreign law, regulation, rule, treaty, order, decree, permit, authorization, or the common law relating to pollution or the protection of the environment (including, without limitation, ambient and indoor air, land surface, subsurface strata and ground water), natural resources such as wetlands, wildlife, flora and fauna, public health and safety, including, without limitation, those relating to the handling, use, presence, treatment, storage or disposal, release or threatened release or remediation of any Hazardous Substance; noise, odor, contamination or injury or threat of injury to persons or property, and "Hazardous Substance" means any pollutant, contaminant, material, constituent, waste, chemical and substance that is subject to regulation by any Environmental Law, including any crude oil or any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

          (e) INSURANCE. Schedule 5.2(e) lists all liability and property insurance policies of Sellers that insure or did insure at any time during the current policy year or the preceding two policy years the Purchased Properties or which relate or did relate at any time during the current year or the preceding two policy years to the ownership use or operation of any of the Purchased Properties (including the names and addresses of the insurers, the names of the persons to whom such policies have been issued, the expiration dates thereof, whether the policies are currently in effect, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interest insured thereby), which policies are in amounts customary in Sellers' industry to insure them against risks and losses associated with the operation of the Business and Purchased Properties. All premiums due and payable under all such policies have been paid, and Sellers are otherwise in full compliance with the terms and conditions of all such policies, except where the failure to have made payment or to be in full compliance has not had and is not reasonably likely to have a Business Material Adverse Effect. Since July 1996 (and, to the knowledge of Sellers, prior thereto), the insurance information provided to Buyers by Sellers accurately and completely reflects the claims history of Sellers under the policies.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BUYER.


     Buyers represent and warrant to Sellers that, except as expressly stated in the Schedule corresponding to the applicable subsection of this Section 6:

     6.1 ORGANIZATION, GOOD STANDING. Each of the Buyers and SPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted.

     6.2 AUTHORITY. Each of the Buyers and SPC has all requisite power and authority under applicable corporate law to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyers and SPC, and no other approval on the part of Buyers or SPC is necessary under applicable corporate law for the execution, delivery and performance of this Agreement. This Agreement constitutes a legal, valid and binding obligation of Buyers and SPC, enforceable against each of them in accordance with its terms.

     6.3 NO CONFLICTS. Except as listed on Schedule 6.3, the execution and delivery of this Agreement by Buyers and SPC and the consummation of the transactions contemplated hereby do not and will not: (a) require Buyers to file any notice with or obtain any consent, approval, authorization or exemption from any Person, (b) violate any court order, judgment, law, rule or regulation or (c) constitute a default or breach under any Contract to which Buyers or SPC is a party or by which it or any of their Properties are bound.

SECTION 7.  COVENANTS PENDING THE CLOSING.

     7.1 CONDUCT OF THE BUSINESS. Except as otherwise contemplated by this Agreement or consented to by Buyers, which consent shall not be unreasonably withheld or delayed, from the date hereof until the Closing:

          (a) Sellers will conduct and carry on the Business in the ordinary and regular course consistent with past practice.

          (b) Sellers will use their reasonable efforts to preserve the Purchased Properties (it being understood that Sellers will bear the risk of any loss, damage or destruction until the Closing), the Business and Sellers' relationships with employees, customers, suppliers and others having business relationships with the Business.

          (c) Sellers will not materially change, amend, terminate or otherwise modify any Contract included in the Purchased Properties or enter into any new Contract which would be included in the Purchased Properties (other than any such action taken in the ordinary course of business with respect to a Construction Contract).

          (d) Sellers will pay and perform all of the debts, obligations and liabilities incurred, in whole or primarily, in connection with the Business as and when due and fulfill all Assigned Contracts in accordance with the terms and provisions thereof.

     7.2 ACCESS AND RIGHTS OF INSPECTION. Prior to the Closing, Sellers will allow Buyers and their counsel, accountants, environmental consultants and other representatives reasonable access, during normal business hours and so as not to unreasonably interfere with the business operations of Sellers, to all Properties, Contracts, books and records used in or relating to the Business. Sellers will furnish Buyers copies of such documents and such information with respect to the affairs of the Business as Buyers may reasonably request from time to time before the Closing. Buyers and their counsel and accountants will have the right to examine and review all aspects of the operation of the Business and the Purchased Properties.

     7.3 CONFIDENTIALITY. All data and information received by Buyers pursuant to Section 7.2, as well as all information and data previously furnished to Buyers in connection with this transaction, will be held in confidence by Buyers, and Buyers will not directly or indirectly (a) reveal, report, publish, disclose or transfer any of the confidential information obtained from Sellers, including without limitation the names and addresses of Seller's customers, to others (other than counsel, accountants and other representatives of Buyer engaged in connection with this transaction, who will be subject to the provisions of this Section 7.3) or (b) use such information for any purpose other than in connection with this transaction, except with written permission of Sellers. The obligations set forth in the foregoing sentence will expire upon consummation of the purchase contemplated by this Agreement or, if this Agreement is terminated, 12 months after the date of termination. In the event of the termination of this Agreement, Buyers will promptly return to Sellers all confidential information received from Sellers embodied in any written form.
The restrictions contained in this Section 7.3 will not apply to any information
(i) that is or
becomes in the public domain by publication or otherwise through no action of Buyers or any of their representatives (ii) that was known to Buyers prior to the time of disclosure by Sellers, (iii) that is rightfully obtained by Buyers from a third party that has the legal right to disclose such information or (iv) that Buyers are required by any legal process or proceeding to disclose.

     7.4 NO NEGOTIATION WITH THIRD PARTIES. Sellers agree that neither Sellers and Shea nor any shareholder, agent or representative of Sellers or Shea will, directly or indirectly, encourage, solicit or engage in any discussions or negotiations of any kind whatsoever with, or provide any information whatsoever to, any Person concerning the possible sale to such third party (or its principals) of all or any part of the Business or the Purchased Properties (whether by merger, sale of units of equity interest, sale of assets, or otherwise). Sellers will promptly advise Buyers of any inquiries or communications concerning any such transaction which Sellers may receive or of which it may become aware, and promptly furnish copies of any such inquiries or communications in written form.

     7.5 CONSUMMATION OF CLOSING. The parties will use their respective commercially reasonable best efforts to cause all of the conditions to Buyers' and Sellers' obligations to consummate the Closing to be satisfied, and in any case will not intentionally take any action, or intentionally bring about any circumstance, which would prevent such a condition from being satisfied.

     7.6 CONTINUATION OF CONSTRUCTION. Sellers shall diligently continue construction at each applicable Project in substantial accordance with the plans and specifications therefor and comply in all material respects with all ordinances, regulations and governmental requirements in connection therewith.

     7.7 LIENS. Sellers shall keep the Projects free and clear of all Liens (which excludes preliminary lien notices given in the ordinary course of business), including, but not limited to, mechanics' liens, in connection with work performed and materials provided before the Closing, and if any such lien is filed or levied, shall secure its release (or bond around such Lien) within five (5) days following the request of Buyers in anticipation of an event requiring clean title. Sellers shall not and shall cause LH Two not to cause or allow any encumbrance, lien, deed of trust or similar financial lien to be placed against any Project, whether or not recorded, without the prior consent of Buyers.

SECTION 8.  EMPLOYEE MATTERS.

     8.1 OFFERS OF EMPLOYMENT BY BUYERS. Promptly following the Closing, Buyers shall offer employment to the then former employees of Sellers listed on
Schedule 8.1 (the "HIRED EMPLOYEES") on such terms and conditions as Buyers shall determine at their sole discretion. After the Closing Date for a period of 18 months, neither Buyers nor any affiliate of Buyers (including SPC) shall solicit any employee (other than the Hired Employees) of Sellers' Arizona Family Division as of the date of this Agreement (the "RETAINED EMPLOYEES") to work for Buyers or any affiliate of Buyers. After the Closing Date until December 31, 1998, neither Buyers nor any affiliate of Buyers (including SPC) shall employ any Retained Employees.

     8.2 OFFERS OF EMPLOYMENT BY SELLERS. After the Closing Date for a period of 18 months, neither Sellers nor any affiliate of Sellers (including Shea) shall solicit any Hired Employee to work for Sellers or any affiliate of Sellers. After the Closing Date until December 31, 1998, neither Sellers nor any affiliate of Sellers (including Shea) shall employee any Hired Employee.

     8.3 PAYMENT OF COMPENSATION AND BENEFITS, TERMINATION BY SELLER. Sellers will terminate all Hired Employees as of the date of the Closing. Except as provided in Sections 3.1(b) and (d), Sellers shall remain solely responsible for and shall pay when due all compensation and benefits owing to the Hired Employees with respect to their employment by Sellers prior to the Closing, including, without limitation, all salary and overtime, vacation pay and other applicable employee benefits.

     8.4 EMPLOYEE BENEFIT PLANS. Without limitation on Section 8.3, Sellers will retain all liabilities for all benefits accrued or earned, and all claims incurred, under its employee benefit plans by its employees as of the date of the Closing, in accordance with the terms of such plans and applicable law.

SECTION 9.  CONDITIONS.

     9.1 CONDITIONS TO BUYERS' OBLIGATIONS. The obligations of Buyers to be performed at the Closing are subject to the satisfaction of all of the following conditions at or before the Closing, except to the extent Buyers, in their sole discretion, elect to waive a condition:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained in Section 5 shall have been true in all material respects as of the date of this Agreement and shall be true in all material respects as of the Closing as though made as of the Closing.

          (b) PERFORMANCE. Sellers shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Sellers at or before the Closing.

          (c) CLOSING CERTIFICATE. Sellers shall have delivered to Buyers a certificate, dated the date of the Closing, signed by an officer of each Seller representing and warranting that the conditions specified in Section 9.1(a) and (b) have been satisfied.

          (d) CONSENTS, ETC. Each party shall have obtained all consents, approvals, authorizations and exemptions listed on Schedule 9.1(d).

          (e) LITIGATION. No order restraining or preventing the transactions contemplated by this Agreement shall be in effect, and no action, suit or proceeding challenging the transactions contemplated by this Agreement shall be pending before any court or government agency or be overtly threatened by any government agency.

          (f) SATISFACTION WITH TITLE. Buyers shall not have terminated this Agreement pursuant to Section 4.5.

          (g) TITLE POLICY. Buyers shall have received from the Title Company an unconditional commitment to issue to Buyers at Closing the Title Policy.

          (h) SENIOR LENDER APPROVAL. SPC shall have received the consent of the senior lenders to its revolving credit facility to the consummation of the transactions contemplated by this Agreement.

          (i) DELIVERIES. Sellers and LH Two shall have delivered or be prepared to deliver at Closing the agreements and documents referenced in Sections 4.2 and 4.3.
          (j) HOUSE PLAN CONSENTS. Sellers shall have obtained all consents and approvals required to permit Sellers to license to Buyers the House Plans as provided in Section 11.3(a).

          (k) ADDITIONAL INSURED. The Buyer Parties shall have been named as additional insureds under Seller's insurance policies as provided in
     Section 3.3.

     9.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligations of Sellers to be performed at the Closing are subject to the satisfaction of all of the following conditions at or before the Closing, except to the extent Sellers, in their sole discretion, elect to waive a condition:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyers contained in Section 6 shall have been true in all material respects as of the date of this Agreement and shall be true in all material respects as of the Closing as though made as of the Closing.

          (b) PERFORMANCE. Buyers shall have performed and complied in all material respects with all covenants required to be performed or complied with by them on or prior to the Closing.

          (c) CLOSING CERTIFICATE. Buyers shall have delivered to Sellers a certificate, dated the date of the Closing, signed by an officer of each Buyer stating that the conditions set forth in Sections 9.2(a) and (b) have been satisfied.

          (d) CONSENTS, ETC. Sellers shall have obtained all consents, approvals, authorizations and exemptions listed on Schedule 9.2(d).

          (e) NO INJUNCTION. No Order or injunction restraining or preventing the transactions contemplated by this Agreement shall be in effect.

          (f) DELIVERIES. Buyers shall have delivered or be prepared to deliver at Closing the agreements and documents referenced in Section 4.4.

SECTION 10.  INDEMNIFICATION.

     10.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) TRANSACTION REPRESENTATIONS AND WARRANTIES. The representations and warranties (the "TRANSACTION REPRESENTATIONS") made by the parties in this Agreement or any certificate delivered pursuant to this Agreement (other than the representations and warranties set forth in Section 5.2 or any certificate to the extent certifying as to the continued accuracy of the representations and warranties set forth in Section 5.2) will survive the Closing; provided, however, that any claim based upon a claimed breach of the Transaction Representations must be made within eighteen months following the Closing Date or it shall be waived, except to the extent a party gives notice to the other parties of any breach thereof on or before the date eighteen months following the Closing Date.

          (b) PROPERTY REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in Section 5.2 or any certificate to the extent certifying as to the continued accuracy of the representations and warranties set forth in Section 5.2 (the "PROPERTY REPRESENTATIONS") will survive the Closing; provided, however, that any claim based upon a claimed breach of such representations and warranties must be made no later than January 4, 2000 or it shall be waived, except to the extent an indemnified person gives notice to Sellers of any breach thereof on or before January 4, 2000.

     10.2  SELLERS AND SHEA'S INDEMNIFICATION.

          (a) INDEMNIFICATION. Sellers and Shea will jointly and severally indemnify, defend and hold Buyers, SPC and their respective affiliates, officers, directors, employees, agents, successors and assigns harmless from and against, and reimburse on demand, any and all losses, liabilities, damages, claims, demands, costs, obligations, deficiencies and expenses (including interest, penalties and reasonable attorneys' fees and expenses) (collectively, "LOSSES") to the extent, and only to the extent, they arise out of, result from or relate to:

                  (i) any breach of any representation, warranty or covenant made by Sellers or Shea in or pursuant to this Agreement;

                  (ii) any failure of the parties to comply with any applicable bulk sale or bulk transfer law;

                 (iii) any failure by Sellers or Shea to acquire all outstanding membership interests in LH Two;

                  (iv) any Taxes owing by Sellers or any shareholder of Sellers, and any Taxes arising in connection with the Business other than Taxes accruing after the Closing on account of Buyers' operation of the Business or Buyers' ownership of the Purchased Properties;

                   (v) any action of Sellers that causes liability under, or associated with, the Worker Adjustment, Retraining and Notification Act, as amended, to be assessed or otherwise be imputed to Buyers; and

                  (vi) any failure of Sellers to pay, perform or discharge any of the Excluded Liabilities in accordance with the terms thereof.

          (b) KNOWLEDGE LIMITATION. The foregoing notwithstanding, no Person referenced in Section 10.2(a) shall be entitled to indemnification under
     Section 10.2(a) with respect to Losses arising out of any matter of which Buyers have actual knowledge. For the purpose of this limitation "actual knowledge" shall mean the actual knowledge of Stephen J. Scarborough, Michael C. Cortney, Andrew H. Parnes and Clay A. Halvorsen, without any duty on the part of any such person to undertake any investigation and without any personal liability to such person.

     10.3 BUYERS' AND SPC'S INDEMNIFICATION.

          (a) INDEMNIFICATION. Buyers and SPC will jointly and severally indemnify, defend and hold Sellers, Shea and their respective affiliates, officers, directors, employees, agents, successors and assigns harmless from and against, and reimburse on demand, any and all Losses to the extent, and only to the extent, they arise out of, result from or relate to:

                  (i) any breach of any representation or warranty made by Buyers or SPC in or pursuant to this Agreement;

                  (ii) the conduct of the Business by Buyers after the Closing;

                 (iii) any Taxes owing by Buyers accruing after the Closing on account of Buyer's operation of the Business or Buyer's ownership of the Business;

                  (iv) any claims for royalties from or breach by Buyers of Sellers' software licenses following the Closing Date; and

                   (v) any claims relating to Buyers' use of Sellers' telephone, cellular or internet service following the Closing Date.

          (b) KNOWLEDGE LIMITATION. The foregoing notwithstanding, no Person referenced in Section 10.3(a) shall be entitled to indemnification under
     Section 10.3(a) with respect to Losses arising out of any matter of which Sellers have actual knowledge.

     10.4 LIMITATIONS ON INDEMNIFICATION.

          (a) INDEMNIFICATION FOR TRANSACTION REPRESENTATIONS. The provisions for indemnity with regard to a claimed breach of the Transaction Representations shall be effective only when, and only for the amount by which, Losses for which the Seller Parties or Buyer Parties, respectively, are liable exceed $500,000.

          (b)  INDEMNIFICATION FOR PROPERTY REPRESENTATIONS.


               (i) The provision for indemnity under Section 10.2 with regard to a claimed breach of the Property Representations shall be effective only when the aggregate amount of all damages for Losses for which the Seller Parties are liable under Section 10.2 (the "BUYER CLAIMS") plus the aggregate amount of all damages for Losses (as defined in the SPA) for which the Sellers (as defined in the SPA) are liable under Section
          9.2 of the SPA (the "SELLER CLAIMS") exceeds $2,000,000, in which case the Seller Parties shall be liable for all such amounts. For this purpose Sellers' Claims shall not include any amounts for the same subject matter as contained in Buyers' Claims.

              (ii) The maximum aggregate amount of Losses for which the Seller Parties will be obligated to indemnify the Buyer Parties pursuant to
          Section 10.2 with regard to claimed breaches of Property Representations shall equal the Property Indemnification Cap. The "PROPERTY INDEMNIFICATION CAP" shall initially be $17,000,000, which amount shall be reduced (x) on November 4, 1998, to $12,000,000, (y) on March 4, 1999, to $8,000,000 and (z) to zero on January 4, 2000; provided, that reductions shall be prevented or deferred by claims made in the same manner as provided in the SPA Escrow Agreement; provided, further, that in the event that the aggregate amount of all Liquidated Buyer Claims plus the aggregate amount of all Liquidated Seller Claims exceeds the Property Indemnification Cap, then the Property Indemnification Cap shall be reduced to the number determined by multiplying the Property Indemnification Cap by a fraction equal to the aggregate amount of all Liquidated Buyer Claims as the numerator divided by the aggregate amount of all Liquidated Buyer Claims plus the aggregate amount of all Liquidated Seller Claims as the denominator. "Liquidated Claims" shall mean claims of Buyers or Sellers, as the case may be, which are timely made and which are based upon an agreement of the parties that such claims are valid claims or are liquidated as a result of arbitration or court award under this Agreement or the SPA, as the case may be. For this purpose, Liquidated Sellers' Claims shall not include any amounts for the same subject matter as contained in Liquidated Buyers' Claims.

          (c) EXCLUSIVE REMEDY.  The indemnification obligations of Sections
     10.2 and 10.3 shall be the exclusive remedy for any breach of, or failure to perform, any representations, warranties, covenants or agreements set forth in this Agreement.

     10.5 THIRD PARTY CLAIMS. If a person is subject to any claim or demand asserted by a third party for which indemnity may be sought under this Section 10 (the "INDEMNIFIED PERSON"), such person shall give the indemnifying parties hereunder ("Indemnifying Person") written notice of the claim or demand (the "CLAIM") within 10 days of the assertion of the Claim, and shall permit the Indemnifying Person to have reasonable access to relevant information in its position or control related to the Claim. The Indemnifying Person may assume the defense of the Claim, including the employment of counsel reasonably satisfactory to the Indemnified Person and responsibility for the payment of all of such counsel's fees and expenses, if the Indemnifying Person acknowledges to the Indemnified Person the Indemnified Person's right to indemnity pursuant hereto in respect to the entirety of the Claim. Any delay or failure to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In the event that the Indemnifying Person undertakes the defense of the Claim, the Indemnifying Person will keep the Indemnified Person advised as to all material developments in connection with the Claim, including, but not limited to, promptly furnishing to the Indemnified Person copies of all material documents filed or served in connection therewith. The Indemnified Person shall have the right to employ separate counsel to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are both named as parties and representation by the same counsel is inappropriate due to actual conflicting interests between them, provided, however, that under no circumstances shall the Indemnifying Person be liable for the fees and expenses of more than one counsel. The Indemnifying Person may, without the Indemnified Person's consent, settle or compromise any Claim or consent to the entry of any judgment if such settlement, compromise or judgment involves only the payment of money by the Indemnifying Person or provides for unconditional release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Claim. In the event that the Indemnifying Person, within 15 days after receiving written notice of any Claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Person. The Indemnified Person shall not compromise or settle any such Claim without the consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

SECTION 11.  ADDITIONAL COVENANTS.

     11.1 HEADQUARTERS LEASE. sellers currently lease approximately 22,500 square feet at 6710 N. Scottsdale Road, Scottsdale Arizona for use as their headquarters (the "EXISTING PREMISES"). Attached as Schedule 11.1 is a plat of the approximate size and shape of the portion of the Existing Premises which Buyers wish to occupy for the Business (the "NEW PREMISES").

          (a) NEGOTIATION WITH LANDLORD. Sellers and Buyers shall negotiate with the landlord and use all commercially reasonable efforts to obtain a new lease to Buyers of the New Premises at a per square foot rental no greater than the existing square foot rate (such new lease to include the right of SP Arizona to display its name on the front of the premises in signage comparable to UDC's existing signage) and for landlord to recapture the balance of the Existing Premises (the "LEASE MODIFICATIONS"), both to take effect not later than 120 days after Closing (the "TRANSITION PHASE"). Buyers shall pay the costs of the demising wall, other costs required to legally separate the New Premises and the Existing Premises and all their own tenant improvements. These modifications may take effect before the end of the Transition Phase if Sellers are able to vacate the Existing Premises earlier.

          (b) TRANSITION PHASE WITH LANDLORD CONSENT. During the Transition Phase, Sellers shall provide a license to Buyers to jointly occupy the Existing Premises in exchange for payment to Sellers of a monthly license fee equal to a fraction of all rent, utilities, common area charges, and HVAC charges (such fraction equal to the square footage of the New Premises divided by the square footage of the Existing Premises), and other operating costs shall be paid directly by Buyer and Seller. This occupancy shall be non-exclusive with other personnel of Sellers to assist in the transition and separation of the ongoing operations of Sellers and Buyers. Initially, the Hired Employees shall continue to use the office and/or desk space utilized by them immediately prior to the Closing Date. Both parties shall cooperate in good faith to relocate personnel and operations with the goal of Buyers using only the New Premises and Sellers only the remaining portion of the Existing Premises, and to achieve the greatest practical separation between the ongoing operations of Sellers and Buyers. It is anticipated that there will be sharing throughout the Transition Phase of the reception and design center areas.

          (c) SUBLEASE. In the event that landlord does not consent to the lease modifications, UDC shall seek landlord's consent to sublease the New Premises to Buyers on the same per square foot cost and for a pro rata portion of all other costs and charges and otherwise in the terms of the Lease for the remainder of the original lease term without UDC being required to exercise any option to extend or renew. Buyers agree to make reasonable modifications to the space plan to accommodate landlord's requests. Buyers shall pay the costs of the demising wall, other costs required to legally separate the New Premises from the Existing Premises and all there own tenant improvements. The parties agree to negotiate in good faith to enter into a definitive sublease agreement which includes these terms.

     11.2  TRANSITION OF INFORMATION SERVICES.

          (a) SUPPORT SERVICES. During the Transition Phase, Sellers shall provide to Buyers the hardware, data and system modifications and other technical support described in Schedule 11.2 (the "SUPPORT SERVICES"). Sellers shall have no liability whatsoever for any loss or damage related to the Support Services or any other services provided to or on behalf of Buyers by Sellers during the Transition Phase, including without limitation any loss or damage related to personnel, equipment failure or improper data input. Sellers' only obligation under this Section 11.2 shall be to cooperate with Buyers in good faith in substantial accordance with Schedule 11.2.

          (b) COSTS. Buyers shall reimburse Sellers for all direct and reasonable indirect costs incurred by Sellers in providing the Support Services.

          (c) SEPARATION OF COMPUTER SYSTEMS. The parties acknowledge and agree that it is their mutual goal for the computer systems of the Business and of the remaining business of UDC's Arizona Family Division to be processing data, performing functions and operating fully independently at the time of the Closing. Each of the parties agrees to use its commercially reasonable best efforts to achieve this goal. In the event that this goal proves to be unobtainable, however, then:

               (i) If the SPC AS/400 can effectively process the loaded data and perform critical functions, including the processing of accounts payable, then

          SPC shall use its AS/400 during the period needed to convert the Business' computer system to effective independent operation.

               (ii) Second, in the event that SPC's AS/400 cannot be utilized as described in the preceding paragraph by no later than the Closing Date, then Sellers shall use their commercially reasonable best efforts to provide Buyers with all data processing services (on Seller's remaining computer system) required for Buyers to perform their accounts payable function and the Business' critical computer functions, until such time as the Business' computer system is effectively processing information independently or SPC's AS/400 is able to effectively perform their accounts payable function and the Business' critical computer functions, but in no event later than September 30, 1998. These services shall be performed on the following terms:

               A. Buyers' accounts payable and other personnel shall visit Sellers' offices at Gainey Ranch during normal business hours to perform all data input and processing. Buyers' accounts payable and other personnel shall access only the files needed to prepare for check runs or other critical processing and no other files.

               B. If Sellers' checks are used, Buyers shall reimburse Sellers by wire transfer for the amount of the checks before the checks are released to Buyers.

               C. Sellers shall continue to convert the UDC systems to Shea systems and Buyers shall be subject to the same changes in operations that impact the former UDC operations.

               D. Buyers shall reimburse Sellers for all direct and reasonable indirect costs incurred in the processing of Buyers' accounts payable and other processing.

     11.3 LIMITED INTELLECTUAL PROPERTY LICENSE. Sellers grant the following licenses to use certain of their intellectual property rights, without royalty, without the right to sublicense and, in the case of the rights referenced in
Section 11.3(b) and (c), without warranty as to the extent or freedom from infringement of the rights licensed.

           (a) HOUSE PLANS. Sellers grant Buyers a limited license to use the plans, specifications, drawings, engineering materials, materials list, and other intellectual property information in connection with Seller's proprietary housing designs (the "HOUSE PLANS") in accordance with Schedule 11.3, which sets forth a list of the licensed housing designs for each of the Projects and each consent or approval of a third party required to permit such license. This license shall expire upon construction, sale and closing of the last home in the related Project. If the grant of the foregoing license requires the consent or approval of any architect or other third party, Sellers shall use their commercially reasonable best efforts to obtain such consent or approval prior to the Closing and shall notify Buyers in writing not less two days prior to the Closing if any such consents or approvals are not obtained. Buyers agree to indemnify Sellers and any applicable architects for all liabilities (other than infringement liability) relating to Buyers' use of the House Plans and any alleged defect resulting therefrom.

           (b) ADVERTISING MATERIALS. Sellers grant Buyers a limited license to use renderings, computer images, video images and textual descriptions of each Project acquired by Buyers; provided, however, the advertising materials shall not include any rights to use the UDC name, trademark, logos, or any subsidiary names, trademarks or logos identified with UDC (other than Project names). The advertising personnel and consultants of Sellers and Buyers shall reasonably cooperate in the division of materials consistent with this license to allow Buyers to produce advertising with respect to the acquired Projects. To the extent that there is any disagreement over which advertising materials are being licensed to Buyers by Sellers under this Section 11.3(b) the determination of Sellers personnel made in good faith shall be conclusive. This license shall expire upon construction, sale and closing of the last home in the related Project.

           (c) PROJECT NAMES, CONTRACT FORMS AND GUIDES. Sellers grant Buyers a nonexclusive limited license to use (i) the project names Dove Valley, Dobson Place, Neely Commons and Cooper Commons, (ii) Sellers' form of Homebuyers Sales Contract and any related agreements and documents, (iii) Sellers form of Subcontract Agreement and any related agreements and documents, (iv) Sellers Warranty Guide and (v) Sellers Homeowner Guide; provided, however, that the foregoing license shall not include any rights to use the UDC name, trademark, logos, or subsidiary names, trademarks or logos identified with UDC (other than the listed Project Names). This license shall expire upon construction, sale and closing of the last home in the related Project.

     11.4 INSPECTION OF BUSINESS RECORDS. After the Closing, Buyers and Sellers will each allow the other and such other parties' counsel, accountants, environmental consultants and other representatives reasonable access, during normal business hours and so as not to unreasonably interfere with the business operations of the person providing access, to the business records relating to the pre-Closing operations of the Business and the Purchased Properties which Buyers or Sellers, in written notice to the other, asserts a need to inspect for legitimate business purposes.

     11.5 REPLACEMENT OF INSTRUMENTS. Within five business days after the Closing, Buyers shall replace all bonds, letters of credit or similar instruments, if any, securing Sellers performance or payment in connection with the Purchased Properties, and shall provide Sellers with evidence of such replacement, in form and substance reasonably acceptable to Sellers. Schedule
11.5 sets forth a list of all such bonds, letters of credit or similar instruments.

     11.6  COOPERATION.

          (a) NEELY COMMONS REZONING. Buyers will use commercially reasonable efforts, at no cost to Buyers, to assist Sellers in securing the rezoning of parcels in the Neely Commons Project to commercial use, and shall not object to any rezoning application in connection with such rezoning. In the event that the four lots excluded from the Seller Unfinished Lots in order to assist in the rezoning of the Neely Commons parcels are not needed to achieve such rezoning, Sellers will offer to sell such lots to Buyers after the closing on the same economic terms as the lots included in the Seller Unfinished Lots are being sold to Buyers hereunder.

          (b) SHARED ASSETS. Sellers and Buyers acknowledge and agree that following the Closing they will share an interest in certain of the Sellers' Finished Lot Construction Contracts, LH Two Construction Contracts, Seller Studies, LH Two Studies, the Permits referenced in Sections 1.1(p) and 1.2(e) and certain other properties used in both the Business and the remaining business of Sellers (typically where a study, Permit or Contract relates to both a Project sold to Buyers hereunder and a Project retained by Sellers). Sellers and Buyers agree to cooperate in good faith with respect to the use of such shared assets and to act in a commercially reasonable manner designed to afford the benefit of such assets to both sets of parties in an equitable manner and to move forward to obtain separate agreements or rights for each party.

     11.7 DEVELOPMENT OF SELLER UNFINISHED LOTS AND LH TWO UNFINISHED LOTS. Sellers shall, and Sellers shall cause LH Two to, complete the development of the Seller Unfinished Lots and LH Two Unfinished Lots into Finished Lots in accordance with the specifications set forth or referenced on Schedule 11.7, and agree to use their best efforts to complete such development in accordance with the time schedule set forth on Schedule 11.7 subject to the occurrence of a Force Majeure. All costs of completing such development shall be borne by Sellers and LH Two. The development of the Seller Unfinished Lots and LH Two Unfinished Lots by Sellers and LH Two shall be performed and completed in substantial compliance with the plans and specifications set forth or referenced on Schedule 11.7, in compliance with all Legal Requirements, and in a good and workmanlike manner, free from any defect or Lien.

     11.8 DEVELOPMENT OF RETAINED LOTS. Buyers shall complete the development of the Retained Lots into Finished Lots in accordance with the specifications set forth or referenced on Schedule 11.8 and agree to use their best efforts to complete such development in accordance with the time schedule set forth on
Schedule 11.7 subject to the occurrence of a Force Majeure. All costs of such development shall be borne by Buyers. The development of the Retained Lots shall be performed and completed in substantial accordance with the plans and specifications set forth or referenced on Schedule 11.8, in compliance with all Legal Requirements, and in a good and workmanlike manner, free from any defect or Lien.

     11.9  RIGHT OF FIRST REFUSAL.

          (a) In the event that, within six months of the date of this Agreement (the "REFUSAL PERIOD"), UDC desires to sell or otherwise transfer, or receives and desires to accept a bona fide offer to purchase (except for retail sales to homebuyers) any single family home lots within the Arizona Family Division of UDC that are owned by UDC or are developed from real estate owned by UDC on the date of this Agreement (the "OFFERED LOTS"), then UDC shall give Buyers a written notice (the "OFFER NOTICE") of its intention to sell the Offered Lots, setting forth the lots to be sold, the price and the terms upon which UDC proposes to sell the Offered Lots.

          (b) Buyers shall have the right, but not the obligation, for a period of three (3) days from the date of receipt of the Offer Notice to agree to purchase the Offered Lots for the price and on the terms specified in the Offer Notice by giving written notice to UDC of its agreement (the "PURCHASE NOTICE"). UDC will provide Buyers with reasonable access to any information in Sellers' possession or control relating to the Offered Lots. The sale of Offered Lots to Buyers shall be closed within thirty (30) days after the receipt by UDC of the Purchase Notice. If Buyers default after giving a Purchase Notice, in addition to any other remedies of Sellers, this Right of First Refusal shall terminate as to all properties.

          (c) If Buyers do not deliver the Purchase Notice to UDC in the given three-day period, then UDC shall have the right to sell the Offered Lots to any Person; and shall not be required to re-offer the Offered Lots to Buyers unless the net present value of all of the economic terms to Sellers in the final transaction is less than the net present value of the economic terms to Sellers in the transaction offered to Buyers. The net present value shall be calculated on a monthly basis using a discount rate of 9% per annum. All of the non-economic terms not stated in the Offer Notice shall be those customary for a similar type of property transaction, with any disagreement over the non-economic terms settled by arbitration in accordance with Section 15 of this Agreement.

          (d) It is also the parties understanding that Shea desires to sell various properties in San Diego and Southern California. As it identifies these properties, Shea will provide SPC with a list of potential properties for acquisition by SPC and will afford SPC the opportunity to discuss such potential acquisitions with Shea. In the event that SPC expands into Colorado, Shea may be of help to SPC through the sale of some of The Highlands Ranch Property which Shea acquired in the Mission Viejo acquisition. While this paragraph sets forth the parties mutual understanding and intent, nothing in this paragraph shall create any obligation on the part of Shea to offer or sell any specific property to SPC.

     11.10 RIGHTS TO ACQUIRE PROPERTY. In addition to Buyers right to acquire the Rights to Acquire Property pursuant to Section 1.1(s) at the Closing, at any time prior to the Closing Buyers shall have the right, but not the obligation, to acquire all or any portion of the Rights to Acquire Property by so notifying Sellers and paying to Sellers an amount equal to all amounts advanced by Sellers or Shea to acquire the Rights to Acquire Property being acquired. If any of the Rights to Acquire Property are to expire by their terms prior to the Closing absent exercise or additional payment or other action, Sellers will so notify Buyers in a manner sufficient to allow Buyers to exercise such rights prior to such expiration. Except as is provided in the following sentence, Sellers shall have no obligation to exercise any of the Rights to Acquire Property or advance funds prior to the Closing. In the event that any of the Rights to Acquire Property cannot be assigned to Buyers, whether prior to or at the Closing, Sellers shall exercise such rights and perform all obligations thereunder on behalf of and at the sole cost of Buyers with the goal of providing Buyers all rights thereunder.

     11.11 CLAIMS COOPERATION. Buyers agree to use their commercially reasonable best efforts to cause their employees to cooperate with Sellers, at no cost to Buyers or such employees, in the defense of the claim of Betty J. Calcote against Sellers. Sellers agree to reimburse each of the Buyers and their employees with respect to any out-of-pocket costs incurred in connection with such cooperation at the request of Sellers.

SECTION 12.  TERMINATION AND ABANDONMENT.

       12.1 Termination. This Agreement may be terminated at any time (unless otherwise specified) prior to the Closing Date:

             (a) by mutual consent of Buyers and Sellers;

             (b) by Buyers after August 31, 1998, if there has been a material violation or breach by Sellers of any material agreement, representation or warranty contained in this Agreement, or if the satisfaction of any condition to the obligations of Buyers hereunder becomes impossible, and such violation, breach or condition has not been waived by Buyers;

             (c) by Sellers after August 31, 1998, if there has been a material violation or breach by Buyers of any material agreement, representation or warranty contained in this Agreement, or if the satisfaction of any condition to the obligations of Sellers hereunder becomes impossible, and such violation, breach or condition has not been waived by Sellers;

             (d) by Buyers, in accordance with the provisions of Section 4.5;

             (e) by Buyers, if Sellers shall have failed to consummate their acquisition of LH Two by August 14, 1998; or

             (f) by either Buyers or Sellers if SPC has not obtained the consent of its senior lenders to the consummation of the transactions contemplated by this Agreement by no later than 6:00 p.m. on August 21, 1998; provided, however, in the event of a termination pursuant to this Section 12.1(f), Sellers shall be entitled to retain $500,000 of the deposit as provided in
     Section 2.3.

             (g) by either Buyers or Sellers if the Closing has not occurred by September 15, 1998.

     12.2 NO WAIVER. No termination pursuant to Section 12.1 shall be deemed to constitute a release or waiver by any party of any claim against another party hereto based on any breach by such party of its agreements, representations and warranties contained herein.

SECTION 13.  MISCELLANEOUS.

     13.1 Attorneys' Fees. If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the losing party shall pay the prevailing party's actual expenses incurred in the investigation of any claim leading to the proceeding, preparation for and participation in the proceeding, any appeal or other post judgment motion, and any action to enforce or collect the judgment including contempt, garnishment, levy, discovery and bankruptcy. For this purpose, "expenses" include, without limitation, court, arbitration or other proceeding costs and experts' and attorneys' fees and their expenses. The phrase "prevailing party" shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

     13.2 CONSTRUCTION OF AGREEMENT. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty, this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

     13.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed counterparts together shall constitute one and the same document, and any counterpart signature pages may be detached and assembled to form a single original document.

     13.4 FURTHER ASSURANCES. Each party, at any time before or after the Closing, shall at its own expense execute, acknowledge and deliver any additional deeds, assignments, conveyances and other assurances, documents and instruments reasonably requested by the other party, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by such other party, for the purpose of confirming and effectuating any of the transactions contemplated by this Agreement.

     13.5 INTEGRATION. This Agreement sets forth the entire understanding of the parties relating to the transactions it contemplates, and supersedes all prior understandings relating to them, whether written or oral, including, without limitation, that certain letter agreement dated March 24, 1998 between SPC and Salomon Smith Barney on behalf of UDC.

     13.6 NOTICES. All notices, consents, requests, demands or other communications to or upon the respective parties shall be in writing and shall be effective for all purposes upon receipt on any work day before 5:00 PM local time and on the next Business Day if received after 5:00 PM or on other than a Business Day, including without limitation, in the case of (i) personal delivery, (ii) delivery by messenger, express or air courier or similar courier,
(iii) delivery by United States first class certified or registered mail, postage prepaid, and (iv) transmittal by electronically confirmed telecopier or facsimile, addressed as follows:


To Seller:          SHEA HOMES LIMITED PARTNERSHIP
                    655 Brea Canyon Road
                    P.O. Box 487
                    Walnut, CA 91788-0487
                    Attn:  Roy Humphreys, President
                    Telephone:  (909) 598-1841
                    Telecopy:   (909) 869-0897

And a copy to:      McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
                    3150 Porter Drive
                    Palo Alto, CA  94304-1212
                    Attention:  Edward S. Merrill, Esq.
                    Telephone:  650-849-4876
                    Telecopy:  650-849-4800

To Buyer:           STANDARD PACIFIC CORP.
                    1565 West MacArthur Blvd.
                    Costa Mesa, CA 92626
                    Attention: Andrew H. Parnes, Vice President-Finance
                    Telephone:  (714) 668-4304
                    Telecopy:   (714) 641-5570

With a copy to:     GIBSON, DUNN & CRUTCHER LLP
                    2029 Century Park East, Suite 4000
                    Los Angeles, CA  90067
                    Attention:  Robert K. Montgomery, Esq.
                    Telephone:  (310) 552-8500
                    Telecopy:  (310) 551-8741

In this agreement, "BUSINESS DAYS" means days other than Saturdays, Sundays, and federal and state legal holidays. Either party may change its address by written notice to the other in the manner set forth above. Receipt of communications by United States first class or registered mail shall be sufficiently evidenced by return receipt. Receipt of communication by facsimile shall be sufficiently evidenced by a machine-generated confirmation of transmission without notation of error. In the case of illegible or otherwise unreadable facsimile transmissions, the receiving party shall promptly notify the transmitting party of any transmission problem and the transmitting party shall promptly resend any affected pages.

     13.7 RELATIONSHIP. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust or other relationship with duties or incidents different from those of parties to an arm's-length contract.

     13.8 SEVERABILITY. The provisions of this Agreement are intended to be severable and enforced to the maximum extent permitted by law. If for any reason any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then that provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability and in that jurisdiction only, without in any manner affecting the validity, legality or enforceability of the unaffected portion and the remaining provisions in that jurisdiction or any provision of the Agreement in any other jurisdiction. The unaffected portion and provisions of the Agreement will be enforced to the maximum extent permitted by law.

     13.9 ASSIGNABILITY. No party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto.

     13.10 THIRD PARTIES. Except as provided in Sections 10.2 and 10.3, nothing in this Agreement shall be construed to give any person other than the express parties to this Agreement any benefits, rights or remedies.

     13.11 TIME OF THE ESSENCE. Time is of the essence in the performance of each party's respective obligations under this Agreement, and no notice of a party's intent to require strict compliance with the deadlines set forth in this Agreement is required.

     13.12 TRANSACTION EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, authorization (including any necessary meetings or actions) or delivery of this Agreement and in consummating the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its attorneys, accountants and other advisors.

     13.13 WAIVER, MODIFICATION AND AMENDMENT. No amendment of, supplement to or waiver of any obligations under this Agreement will be enforceable or admissible unless set forth in a writing signed by the party against which enforcement or admission is sought. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted shall apply solely to the specific instance expressly stated.

     13.14 FIRPTA COMPLIANCE. Sellers shall supply such documentation as is reasonably required to establish that they are not subject to withholding pursuant to the FIRPTA.

     13.15 SELLERS' KNOWLEDGE. As used in this Agreement (other than with respect to the Property Representations), "to Sellers' knowledge" or "of which Sellers have actual knowledge" or similar terms with respect to Sellers knowledge, shall mean to the actual knowledge of Garth Weiger, Kenda Gonzales, Jim Grogan, Roy Humphreys, Bruce Varker, Karen Tice and Kelly House, without any duty on the part of any such person to undertake any investigation and without any personal liability to such person. With respect to the Property Representations, "to Sellers knowledge" or "of which Sellers have actual knowledge" or similar terms with respect to Sellers knowledge, shall mean (i) the actual knowledge of Garth Wieger, Kenda Gonzales, Jim Grogan, Roy Humphreys, Bruce Varker, Karen Tice, Kelly House and Jay Johnson at all times through the Closing Date and (ii) the actual knowledge of Garth Wieger, Kenda Gonzales, Jim Grogan, Dean Bloxom, Jay Johnson, Kathy Wade, John Werner, Bob McLaughlin, Jeff Slavin, Rob Cross, Tim Little, Carl Mulac, Erik Lunde, Scott Woodward, Steve Rowland, Gail Fischer, Robert Fontana, Rick Schroeder and Jim Ruzicka as of the Closing Date of the SPA.


     13.16 BROKERS FEES. Buyers and Sellers represent to each other that they have dealt with no agent or broker in connection with the purchase and sale of the Property contemplated by this Agreement, other than the engagement of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") by SPC. Buyers and Sellers each agree to indemnify, defend and hold harmless the other party from and against all liability, costs, damage or expenses (including without limitation attorneys' fees and costs incurred in connection therewith) on account of any brokerage commission or finder's fees (including any obligations of SPC to DLJ) which the indemnifying party has agreed to pay or which is claimed to be due as a result of the actions of the indemnifying party. The provisions of this Section 13.16 shall survive the Closing and any termination of this Agreement.

     13.17 BULK SALES. Buyer waives Sellers' compliance with the bulk sales/bulk transfer of the Commercial Code, but this waiver will not limit Buyers' rights under Section 10.2(b).

     13.18. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of California.

SECTION 14.  GLOSSARY.

     The following terms have the meanings indicated below or in the location specified:

     ADJUSTED BOOK VALUE - the detailed asset value plus allocated construction indirect costs, commission advances and claims and credits referenced in Section 1.1(q), state transaction privilege taxes, adjustments for finished lot value, net of accrued liabilities to completed homes job costs, accrual for inventory homes, warranty accrual, property taxes, accrued commissions, Buyer deposits and bonus accruals carried upon the books of Sellers which are maintain in accordance with generally accepted accounting principles, as adjusted in accordance with Schedule 4.1.

     AGREEMENT - introductory paragraphs.

     ALL-IN FINISHED LOT COST - for a particular Project, the total cost of completing all the Finished Lots in the Project, including but not limited to land acquisition costs, costs of governmental entitlements, engineering and design costs, construction and supervision costs whether infrastructure, local or on-site, utility deposits, including power and telephone, but excluding any costs of construction of homes. The total costs in completing Finished Lots in a Project shall be allocated to the individual Finished Lots in the Project in the same manner in which Sellers or Buyers, as the case may be, have historically allocated costs among lots. If there is no historical method, it shall be allocated on the basis of the relative square footage of the Finished Lots.

     ASSUMED LIABILITIES - Section 3.1.

     BUSINESS - introductory paragraphs.

     BUSINESS MATERIAL ADVERSE EFFECT - any change, effect or circumstance that is materially adverse to the business, assets, financial condition or results of operations of the Business, other than any such changes, effects or circumstances affecting the home construction industry generally in Arizona.

     BUSINESS RECORDS - Section 1.1(o).

     BUYERS - introductory paragraphs.

     CLOSING - Section 4.

     CLOSING DATE - Section 4.

     CODE - Section 4.8

     CONSTRUCTION CONTRACTS - any Contract for architectural or engineering services, planning or design, environmental consulting, grading, development, construction, the furnishing of materials, payment or performance bonds or otherwise relating to the development of real property or the construction of homes thereon.

     CONTRACT - any agreement, contract, lease, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, stipulation, consent decree, consent order, settlement, accord, commitment, undertaking, instrument or arrangement of any kind, whether or not in writing, and whether with a private party or a governmental agency.

     COST TO COMPLETE - All-in Finished Lot Cost less costs incurred to date, including land acquisition cost and development cost.

     DEPOSIT - Section 2.3.

     EXCLUDED PROPERTY - Section 1.3.

     EXISTING PREMISES - Section 11.1.

     FINISHED LOT - a lot upon which a party has completed (evidenced by acceptance letters from Federal, State and local government agencies or, if acceptance letters are not available, certifications by engineers approved by the other party) the following improvements in compliance with applicable laws and regulations: (a) minimum front and sideyard setbacks, (b) minimum useable rear yard depth, (c) all subdivision improvements applicable to a single-family housing subdivision, including without limitation paving, concrete, curb, gutter, sidewalks, drainage improvements, property pins, utility (including telephone, cable television, electricity, gas, water and sanitary sewer, with stubouts to each lot as appropriate), applicable retaining walls, perimeter and open space fencing, common area landscaping and community signage and monumentation, all constructed in a good and workmanlike manner, (d) compliance with all Federal, State and local environmental laws, regulations and requirements pertaining to the development and operation of the Project, (e) grading and compaction of the building pads in accordance with appropriate soils engineering specifications, and certification by a registered professional engineer that grading and compaction of the building pads on all lots have been completed in accordance with appropriate soils engineering specifications (known as a 79.(G)), (f) compliance with the Army Corps of Engineers 404 permit requirements, and (g) such other permits, requirements and improvements as may be necessary to allow the other party to secure a building permit to construct Buyers' planned residential housing improvements on the lots.

     FORCE MAJEURE - Any strike, lockout, labor trouble, failure of power, law, riot, insurrection, war, act of God, or similar cause wholly outside the control of, and brought about by a force or persons or entities wholly unrelated to the party delayed or unable to perform.

     HIRED EMPLOYEE - Section 8.1.

     HOMEBUYER CONTRACT - Section 1.1(l).

     Joint Venture - Section 3.2.

     JOINT VENTURE AGREEMENTS  Section 1.1(e).

     LEASE MODIFICATIONS - Section 11.1.

     LEGAL REQUIREMENT - any statute, law, ordinance, regulation, rule, Order, duty under common law or requirement of any Permit.

     LIENS - any and all mortgages, pledges, liens, security interests, claims, encumbrances and restrictions of every kind and nature.

     LH TWO - introductory paragraphs.

     LH TWO BUSINESS RECORDS - Section 1.2(d).

     LH TWO CONSTRUCTION CONTRACTS - Section 1.2(b).

     LH TWO PROPERTY - Section 1.2.

     LH TWO STUDIES - Section 1.2(c).

     LH TWO UNFINISHED LOTS - Section 1.2(a).

     LISTED EQUIPMENT LEASES - Section 1.1(h).

     LISTED OTHER CONTRACTS - Section 1.1(m).

     LISTED VEHICLE - Section 1.1(f).

     LOSSES - Section 10.2(a).

     NEW PREMISES - Section 11.1.

     NORWEST - Section 3.2.

     ORDER - any judgment, order, injunction, award, writ or other directive of any court, governmental agency or arbitral body.

     PERMIT - any permit, license, franchise, concession, authorization, approval, registration, filing or similar act of or made with any governmental agency.

     PERSON - an individual, partnership, joint venture, corporation, limited liability company, trust or unincorporated organization, or a governmental agency.

     PROJECTS - introductory paragraphs.

     PROPERTY - any interest in any kind of property, asset or right, whether real, personal or mixed, tangible or intangible, and wherever located, including without limitation money.

     PURCHASE PRICE - Section 2.3.

     PURCHASED PROPERTIES - Section 1.2.

     REAL PROPERTY LEASES - Section 1.1(d).

     RETAINED LOTS - Section 1.3(j)

     RETAINED LOT CONSTRUCTION CONTRACTS - Section 1.1(r)

     RIGHTS TO ACQUIRE PROPERTY - Section 1.1(s).

     SCHEDULE OF NET ASSETS - Section 5.1(f)

     SELLER - introductory paragraphs.

     SELLER FINISHED LOTS - Section 1.1(a).

     SELLER FINISHED LOT CONSTRUCTION CONTRACTS - Section 1.1(i)

     SELLER PROPERTY - Section 1.1.

     SELLER STUDIES - Section 1.1(k).

     Seller Unfinished Lots - Section 1.1(b).

     SELLER UNFINISHED LOT CONSTRUCTION CONTRACTS - Section 1.1(j)

     SHEA - introductory paragraphs.

     SPA - the Stock Purchase Agreement, dated as of July 9, 1998, by and among Shea, UDC, AEW Partners, L.P. and DMB Residential, L.L.C.

     SPECULATIVE BUILDER RESALE DECLARATION - Section 4.7

     SUPPORT SERVICES - Section 11.2.

     TAX - any federal, state, local or foreign tax, assessment, fee, interest, penalty or other governmental charge of any kind.

     TERMINATION PENALTY - Section 3.2.

     TITLE COMPANY - Section 4.5.

     TRANSITION PHASE - Section 11.1.

     TRUE UP - Section 2.4(d).

     UDC - introductory paragraphs.

     15. Arbitration. Except as provided in Section 2.5, actions to enforce or interpret this Agreement shall be settled by binding arbitration in Los Angeles, California before a single arbitrator. The arbitrator shall be a retired judge and such arbitration's shall be conducted pursuant to the rules for commercial case of JAMS/and dispute. The non-prevailing party (as determined by the arbitrator) shall pay the arbitrator's fees and expenses and the prevailing party's attorneys fees and expenses incurred in connection with the arbitration and enforcement of any arbitration decision. The decision of the arbitrator shall be final, unappealable and binding, and judgment on the award rendered by the arbitrator maybe entered in any court having jurisdiction thereof. The arbitrator shall be authorized to word any relief, whether legal or equitable, including specific performance, except that the arbitrator shall not have the power to award remedies that would not be available from a court in California having jurisdiction of the matter.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION PROVISION TO NEUTRAL ARBITRATION.

___________________________                __________________________
          Sellers                                    Buyers

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase
Agreement.

       UDC:                 UDC HOMES, INC.



                            By  _________________________________
                              Name:
                              Title:

                            By  _________________________________
                              Name:
                              Title:

       UDC CONSTRUCTION:    UDC HOMES CONSTRUCTION, INC.

                            By  _________________________________
                               Name:
                               Title:

                            By  _________________________________
                              Name:
                              Title:


       SHEA:                SHEA HOMES LIMITED PARTNERSHIP

                            BY: J.F. SHEA CO., INC.
                            ITS GENERAL PARTNER


                            By
                               __________________________________
                              Name:
                              Title:

                            By  _________________________________
                              Name:
                              Title:

       SP ARIZONA:          STANDARD PACIFIC OF ARIZONA, INC.


                            By
                               __________________________________
                              Name:
                              Title:

                            By  _________________________________
                              Name:
                              Title:


       SP CONSTRUCTION:     STANDARD PACIFIC CONSTRUCTION, INC.


                            By
                                _________________________________
                              Name:
                              Title:

                            By  _________________________________
                              Name:
                              Title:

       SPC:                 STANDARD PACIFIC CORP.

                            By  _________________________________
                              Name:
                              Title:

                            By  _________________________________
                              Name:
                              Title:

SCHEDULES

Schedules
Schedule 1.1(a)  Seller Finished Lots
Schedule 1.1(b)  Seller Unfinished Lots
Schedule 1.1(d)  Real Property Leases
Schedule 1.1(e)  Joint Venture Agreements
Schedule 1.1(f)  Listed Vehicle
Schedule 1.1(g)  Office Equipment
Schedule 1.1(h)  Listed Equipment Leases
Schedule 1.1(l)  Homebuyer Contracts
Schedule 1.1(m)  Listed Other Contracts
Schedule 1.1(n)  Project Names and Phone Numbers
Schedule 1.1(s)  Rights to Acquire Property
Schedule 1.2(a)  LH Two Unfinished Lots
Schedule 1.3(j)  Retained Lots
Schedule 1.3(l)  Rights of First Refusal
Schedule 3.1(d)  Closed Homes
Schedule 4.1     Pro Forma Purchase Price and Schedule of Net Assets
Schedule 5.1(d)  Conflicts
Schedule 5.2(b)  Litigation
Schedule 5.2(c)  Real Property
Schedule 5.2(d)  Environmental Matters
Schedule 5.2(e)  Insurance
Schedule 6.3     Conflicts
Schedule 8.1     Hired Employees
Schedule 9.1(d)  Consents Required for Closing
Schedule 9.2(d)  Consents Required for Closing
Schedule 11.1    Existing Premises
Schedule 11.2    Support Services
Schedule 11.3    House Plans
Schedule 11.5    Bonds
Schedule 11.7    Development of Finished Lots
Schedule 11.8    Development of Retained Lots

EXHIBITS

Exhibit A        Opinion of Sellers' Counsel
Exhibit B        Opinion of Buyers' Counsel
Exhibit C        Speculative Builder Resale Declaration

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